Exhibit 10.2

PURCHASE AGREEMENT

by and between

NEWSTAR FINANCIAL, INC.

And

FIFTH STREET HOLDINGS L.P.

Schedule	Description

Schedule 1.1(a)	Net Working Capital

Schedule 1.1(b)	Liens

Schedule 1.1(c)	Required Consents

Schedule 1.1(d)	Risk Retention Interests

Schedule 2.2	Net Working Capital Statement

Schedule 4.1(a)	Organization, etc.

Schedule 4.3	Consents and Approvals

Schedule 4.4	No Conflicts

Schedule 4.5	Financial Statements

Schedule 4.6	Absence of Undisclosed Liabilities

Schedule 4.7	Absence of Certain Changes

Schedule 4.10	Company Contracts

Schedule 4.11	Legal Proceedings

Schedule 4.12	Affiliate Transactions

Schedule 4.13	Compliance with Law; Government Regulation

Schedule 4.14	Company Funds

Schedule 4.15	Assets Under Management

Schedule 4.16	Taxes

Schedule 4.17	Benefit Plans; Employees

Schedule 4.18	Intellectual Property and Information Technology

Schedule 4.19	Insurance

Schedule 6.6	Interim Covenants

Schedule 8.2(f)	Resignations

Exhibit	Description

Exhibit A	Releases

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of June 30, 2017, is made by and between NEWSTAR FINANCIAL, INC., a Delaware Corporation (“Buyer”), and FIFTH STREET HOLDINGS L.P., a Delaware limited partnership (“Seller”).

WITNESSETH:

WHEREAS, Seller owns 100% of the limited liability company interests (the “Purchased Interests”) of Fifth Street CLO Management LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, all of the Purchased Interests, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Expert” has the meaning set forth in Section 2.2(b).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, provided that the Company Funds shall be deemed not to be Affiliates of the Company or the Seller.

“Agreement” means this Agreement, including the Disclosure Schedule and any Exhibits hereto, as such may be amended or restated from time to time.

“Allocation Statement” has the meaning set forth in Section 2.5.

“Ancillary Agreements” means all agreements, documents, instruments and certificates (other than this Agreement) executed and delivered in connection with the Transactions.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(a).

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“Business” means the business, activities and operations of the Company, including the management of the Company Funds, as currently conducted.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Cap” means an amount equal $1,600,000.

“Client” means any Person to which the Company provides collateral management, investment management or investment advisory services, including any sub-advisory services or similar services, including each Company Fund.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Loan Tapes” has the meaning set forth in Section 6.15.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Management Agreement” means, as applicable, each of (i) that certain Collateral Management Agreement, dated as of February 19, 2015, entered into between Fifth Street Senior Loan Fund I, LLC and Fifth Street Management LLC as amended by that certain amendment, dated as of June 29, 2015, entered into between Fifth Street Senior Loan Fund I, LLC and Fifth Street Management LLC and as assigned to the Company by Fifth Street Management LLC pursuant to the terms of that certain Assignment and Assumption Agreement, dated as of September 28, 2015, entered into among Fifth Street Management LLC, the Company and Fifth Street Senior Loan Fund I, LLC and (ii) that certain Collateral Management Agreement, dated as of September 29, 2015, entered into between Fifth Street SLF II, Ltd. and the Company, in each case, as amended or supplemented from time to time.

“Company” has the meaning set forth in the Recitals.

“Company Contract” means any Contract to which the Company is a party or otherwise bound, including the Collateral Management Agreements.

“Company Fund” means each of Fifth Street Senior Loan Fund I, LLC and Fifth Street SLF II, Ltd.

“Company Owned Securities” has the meaning set forth in Section 4.14(c).

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 16, 2017, by and between Buyer and the Company, as the same may be amended from time to time.

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“Confidentiality Representative” has the meaning set forth in Section 6.2.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority.

“Contract” means any written agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, and any amendments and supplements thereto.

“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.

“Credit Agreement” means the Credit Agreement, dated as of September 28, 2015, by and among the Company and the Credit Parties.

“Credit Parties” means Bleachers Finance 1 Limited and the other lenders from time to time party to the Credit Agreement, and Natixis, New York Branch, as agent, under the Credit Agreement.

“Designated Manager” shall have the meaning assigned to such term in the Amended and Restated Limited Liability Company Agreement of Fifth Street Senior Loan Fund I, LLC, dated as of February 19, 2015.

“Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.2(a).

“Disqualification Event” has the meaning set forth in Section 4.13(p).

“Distribution Report” in respect of each of the Indenture of Fifth Street Senior Loan Fund I, LLC and the Indenture of Fifth Street SLF II, Ltd. shall have the meaning assigned to such term therein.

“Employee” means (a) any employee of the Company, (b) any Person made available to the Company through a shared services agreement or similar agreement, or (c) any Person who is an employee of Seller.

“Encumbrance” means any lien, pledge, restriction, mortgage, security interest, claim, charge, easement or other encumbrance of any kind.

“Entity” means a Person that is not a natural person.

“Equity Rights” has the meaning set forth in Section 4.2(b).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.17(a).

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.1(b)(iii).

“Escrow Amount” means an amount equal to $1,600,000.

“Estimated Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“EU Risk Retention Rules” shall have the meaning assigned to the term “Applicable Regulation” in the Indenture of Fifth Street SLF II, Ltd.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fifth Street EIV Side Letter” means the Letter Agreement, dated as of September 1, 2016, by and between the Company and Fifth Street EIV II, LLC.

“Financial Statements” means (a) the unaudited financial statements of the Company for the 12-month period ending December 31, 2016, including the balance sheet as of such date and the related statements of income and changes in equity for such period, and (b) the unaudited balance sheet of the Company, as of the Most Recent Balance Sheet Date, and the related statement of income for the three-month period then ended.

“FIRPTA Certificate” has the meaning set forth in Section 2.4(b).

“Fund Documentation” means, with respect to each Company Fund, all Organizational Documentation, offering memoranda and subscription agreements in effect as of the date hereof in respect of such Company Fund.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court and any Self-Regulatory Organization.

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“Holdings Credit Agreement” means the Credit Agreement, dated as of November 4, 2014, by and among Seller, the guarantors party thereto, the lenders party thereto, Sumitomo Mitsui Banking Corporation, Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation and Morgan Stanley Senior Funding, Inc., as amended by Amendment No. 1 to the Credit Agreement, dated as of February 29, 2016, by and among Seller, the guarantors party thereto, the lenders party thereto and Sumitomo Mitsui Banking Corporation, as supplemented by the Supplement to Amendment No. 1 to the Credit Agreement, dated as of May 11, 2017, by and among Seller, the guarantors party thereto, the lenders party thereto and Sumitomo Mitsui Banking Corporation.

“Indebtedness” means, with respect to a Person (a) any indebtedness for borrowed money, whether or not having recourse to the borrower, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any leases required to be capitalized under GAAP, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all Liabilities secured by any Encumbrance on any property owned by such Persons even though such Person has not assumed or otherwise become liable for the payment thereof, (f) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities, (g) any obligation issued or assumed as the deferred purchase price of property or services, (h) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures, derivatives and other hedging obligations, and (i) any direct and indirect guarantees in respect of the foregoing.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnitee” has the meaning set forth in Section 7.4(a).

“Indenture” means each of (i) that certain Indenture, dated as of February 19, 2015, entered into between Fifth Street Senior Loan Fund I, LLC and Wells Fargo Bank, National Association as supplemented by that certain First Supplemental Indenture, dated as of June 26, 2015, between Fifth Street Senior Loan Fund I, LLC and Wells Fargo Bank, National Association and (ii) that certain Indenture, dated as of September 29, 2015, entered into among Fifth Street SLF II, Ltd., Fifth Street SLF II, LLC and Wells Fargo Bank, National Association, each as may be amended or supplemented from time to time.

“Intellectual Property” means all trademarks, service marks, trade names, corporate names, and trade dress, logos, and slogans, together with all goodwill symbolized by any of the foregoing, domain names, web sites, copyrights, copyrightable subject matter, proprietary models, processes, formulas, software and databases, client lists and similar rights, patents, patent applications, inventions, processes, designs, investment track records, formulae, models, methodologies, trade secrets, know-how, confidential information, computer software, data and documentation, track record and any other similar intellectual property or intangible rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing, and registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of Ivelin Dimitrov, Matthew Stewart, Kerry Acocella, Bernard Berman and Alexander Frank, in each case after reasonable internal inquiry of the Company, Seller and their respective Affiliates.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Letter of Intent” means that certain Letter of Intent, dated as of April 21, 2017, by and between Buyer and the Company, as the same may be amended from time to time.

“Liability” or “Liabilities” means any claim, liability, commitment or obligation of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, or otherwise, regardless of when asserted.

“Loan Asset” means, in respect of each of the Indenture of Fifth Street Senior Loan Fund I, LLC and the Indenture of Fifth Street SLF II, Ltd., the meaning assigned to the term Collateral Obligation therein.

“Losses” has the meaning set forth in Section 7.2(a).

“made available” means, with respect to documents or other materials, that such documents or other materials were provided to Buyer by Seller, either through physical or electronic delivery or through the availability of such documents or other materials in a virtual data room.

“Market Values” has the meaning assigned to such term in each of the Indentures.

“Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, condition (financial or otherwise), assets, properties, management or results of operations of the Company or (b) does, or would reasonably be expected to, materially impair or delay Seller’s ability to promptly perform its obligations hereunder or under any Ancillary Agreement; provided, however, a “Material Adverse Effect” shall not include any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) a decline or worsening of the United States economy in general, (ii) any changes or developments in financial, banking or securities markets (including any disruption thereof and any material decline in the price of any market index), (iii) changes in GAAP after the date hereof, (iv) changes in any Laws after the date hereof , (vi) any failure by the Company to meet any internal or external projections, budgets or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition) (v) the public announcement of the Transactions, or (vi) the taking of any action by the Company as required by this Agreement, including the completion of the Transactions contemplated hereby, actions taken or not taken by Seller or the Company with Buyer’s consent or Seller and/or the Company’s efforts in fulfilling the conditions to Closing set forth in Section 8.1 and 8.2, including obtaining any Required Consents; provided that, with respect to a matter described in any of the foregoing clauses (i) through (iv), such matter shall only be excluded only to the extent that such change, effect, event, matter, occurrence or state of facts does not have a disproportionate adverse effect on the Company relative to other participants in any of the industries or markets in which the Company operates (or applicable segments or portions of such industries or markets).

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“Monthly Report” in respect of each of the Indenture of Fifth Street Senior Loan Fund I, LLC and the Indenture of Fifth Street SLF II, Ltd., shall have the meaning assigned to such term therein.

“Most Recent Balance Sheet” means the balance sheet as of March 31, 2017 of the Company, as included in the Financial Statements.

“Natixis” means Natixis Securities Americas LLC.

“Net Working Capital” means (i) the Company’s current assets (calculated in accordance with GAAP) excluding any management fees receivable but including (a) any interest receivable by the Company on the notes of the Company Funds, (b) the prorated portion of (1) the July 2017 distributions to the Company on the notes of the Company Funds and (2) the administrator fees payable to the Company, and in the case of each of the foregoing (i)(a) and (i)(b), for the period ending on the Closing Date and only to the extent such amounts are not paid to the Company prior to the Closing Date, minus (ii) the Company’s current liabilities (calculated in accordance with GAAP), calculated in accordance with Schedule 1.1(a).

“Net Working Capital Statement” has the meaning set forth in Section 2.2(a).

“Net Working Capital Statement Dispute Period” has the meaning set forth in Section 2.2(a).

“OFAC” has the meaning set forth in Section 4.13(j).

“Offering Materials” has the meaning set forth in Section 4.14(l).

“Order” means any order, injunction, judgment, decree, writ, stipulation, award or ruling of, or settlement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and other constituent documents; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement and other constituent documents; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement and other constituent documents; with respect to any Person that is a trust or other Entity, its indenture, declaration or agreement of trust and its other constituent documents; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated and as is in effect as of immediately prior to the Closing.

“Parties” means Buyer and Seller.

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“Performance Amounts” means any fees paid or allocations made for investment advisory or investment management services, including carried interest, the amount of which is dependent on the investment performance of the Company Funds.

“Performance Composite” has the meaning set forth in Section 4.14(m).

“Permits” has the meaning set forth in Section 4.13(c).

“Permitted Encumbrances” means (a) liens created under the express terms of any real property lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such lease, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) mechanics, materialmen’s, landlords’, carriers’, warehousemen’s, and other liens imposed by law incurred in the ordinary course of business consistent with past practice for amounts not yet due and payable, (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the occupancy or use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the occupancy or use of the property, (e) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance, (f) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), personal property leases (including liens securing rental payments under any lease arrangements that are secured by the personal property being rented thereby), statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the business consistent with past practice and made, created or arising prior to the Closing Date, (g) Uniform Commercial Code financing statements regarding operating leases; (h) liens disclosed on Schedule 1.1(b) and (i) such Encumbrances that are not, individually or in the aggregate, material to the business of the Company.

“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other Entity or any division thereof.

“Plans” has the meaning set forth in Section 4.17(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.14(b).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.14(b).

“Previous Financial Statements” means the unaudited financial statements of the Company for the 12-month periods ending December 31, 2015, including the balance sheet as of such date and the related statements of income and changes in equity for such period.

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“Proceeding” means any judicial, administrative or arbitral action, cause of action, suit, claim, demand, citation, notice, summons, subpoena, investigation, examination, audit, review, inquiry or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority.

“Purchased Interests” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Records” has the meaning set forth in Section 4.14(m).

“Records Requirement” has the meaning set forth in Section 4.14(m).

“Related Party” means (a) Seller, or any (direct or indirect) member, partner, shareholder, manager, director, officer or Employee of Seller, any Affiliate of the Seller and/or the Company, (b) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) or (b) above, and (d) any trust or other estate in which any of the Persons listed in clause (a) or (b) or (c) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity.

“Remaining Escrow Amount” means an amount equal to $800,000.

“Required Consents” means, collectively, (i) all of the Consents set forth on Schedule 1.1(c) and (ii) the consent from each of the applicable Credit Parties to the transactions contemplated hereby.

“Retention Undertaking” means that certain letter agreement, dated as of September 29, 2015, between the Company and, for purposes of obtaining the benefit of the representations, warranties, covenants, undertakings and acknowledgements contained therein, Natixis Securities America LLC, in its capacity as placement agent, Fifth Street SLF II, Ltd. and Wells Fargo Bank, National Association, as amended from time to time in accordance with its terms.

“Risk Retention Interests” means the notes issued by Fifth Street Senior Loan Fund I, LLC or Fifth Street SLF II, Ltd. owned by the Company, which are as set forth in Schedule 1.1(d).

“SDN List” has the meaning set forth in Section 4.13(j).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Notes” shall have the meaning assigned to such term in the Indentures.

“Securities Act” has the meaning set forth in Section 4.14(f).

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“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or any Company Fund is subject.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.2(b).

“Side Letters” has the meaning set forth in Section 4.15(b).

“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal Entity.

“Tail Policy” has the meaning set forth in Section 6.13.

“Targeted Net Working Capital Amount” means $0.00.

“Tax” means: (a) any federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, duties and charges of whatever kind imposed by any Taxing Authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis; (b) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of transferor or successor liability, or as a result of the operation of Law; or (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b) and, in each of cases (a), (b) and (c), whether disputed or not.

“Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes or any other authority exercising Tax regulatory authority.

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“Tax Claim” has the meaning set forth in Section 6.14(c).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachment, amendment, or supplement thereto.

“Tax Sharing Agreement” means any Tax allocation agreement, Tax indemnification agreement, Tax sharing agreement or similar Contract or arrangement, whether or not written.

“Third Party Claim” has the meaning set forth in Section 7.4(b).

“Threshold” has the meaning set forth in Section 7.3(a).

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to any Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions.

“Transactions” means the transactions contemplated by this Agreement, including the execution, delivery and performance of each of the Ancillary Agreements.

“Transfer Taxes” means all transfer, documentary, intangible, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or resulting from, this Agreement and the transactions contemplated hereby.

“Treasury Regulations” means the final and temporary U.S. federal income tax regulations promulgated under the Code, as the same may be amended hereafter from time to time.

Section 1.2           Construction and Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, headings and footers contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

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ARTICLE II
PURCHASE AND SALE

Section 2.1           Purchase and Sale.

(a)          Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Purchased Interests free and clear of all Encumbrances (other than those under applicable federal or state securities Laws), in exchange for an aggregate amount (the “Purchase Price”) equal to the sum of (i) $29,000,000, minus (ii) any Transaction Expenses of the Company that remain outstanding as of the Closing, minus (iii) the amount of any amounts that remain outstanding under the Credit Agreement as of the Closing, plus or minus, as applicable, (iv) the net amount by which Net Working Capital reflected on the Net Working Capital Statement differs from the Targeted Net Working Capital (for the purpose of calculating the amounts in clause (iv), as adjusted for any adjustment to the Purchase Price pursuant to clause (iii)), plus (v) any amounts of management or similar fees actually received by the Company prior to the Closing Date in respect of the period of time beginning on April 1, 2017 and ending on the Closing Date.

(b)          Subject to the terms and conditions herein, the Purchase Price will be estimated and paid as follows:

(i)          No later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer a detailed estimate of the Purchase Price (the “Estimated Purchase Price”) based upon the most recent available information, including an estimate of each of the elements detailed in Section 2.1(a). Buyer and Seller shall agree in good faith on the amount of the Estimated Purchase Price prior to the Closing.

(ii)         On the Closing Date, the Estimated Purchase Price minus the Escrow Amount shall be paid to Seller in accordance with Section 2.4(a).

(iii)        The Escrow Amount shall be deposited by wire transfer of immediately available funds with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement to be entered into among the Buyer, Seller and the Escrow Agent in a form reasonably satisfactory to the parties (the “Escrow Agreement”). On the date that is five (5) Business Days after the one (1) year anniversary of the Closing Date, the Escrow Amount shall be reduced to an amount equal to the sum of (x) the Remaining Escrow Amount and (y) the amount of any claims made against the escrow pursuant to Section 7.2(a), and any amount of the Escrow Amount in excess of such sum shall be released to Seller pursuant to the terms and conditions of the Escrow Agreement. Any remaining portion of the Escrow Amount less any amounts claimed against the escrow pursuant to Section 7.2(a) shall be released to Seller by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and otherwise on the date that is five (5) Business Days after the date that is eighteen (18) months following the Closing.

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(iv)        Any Transaction Expenses of the Company that remain outstanding as of the Closing that are deducted in the calculation of the Estimated Purchase Price shall be paid by wire transfer of immediately available funds to such account designated by the Company in writing at least three (3) Business Days prior to the Closing in order to satisfy such Transaction Expenses, in each case in accordance with payoff letters and/or letters of direction delivered at Closing in a form reasonably satisfactory to Buyer. For the avoidance of doubt, neither the Company nor the Buyer will directly or indirectly bear any portion of the Transaction Expenses of the Seller.

Section 2.2           Working Capital Adjustment.

(a)          Buyer shall prepare a statement of the Net Working Capital as of the Closing (the “Net Working Capital Statement”) and deliver such statement to Seller not more than thirty (30) days following the Closing Date. The Net Working Capital Statement shall be prepared using the same methodology, policies, inclusions, and exclusions as used to determine the Net Working Capital as set forth on Schedule 2.2. Seller shall have fifteen (15) days after receipt of the Net Working Capital Statement (such period, the “Net Working Capital Statement Dispute Period”) to dispute any or all amounts or elements of such Net Working Capital Statement. If Seller determines to dispute the Net Working Capital Statement during such period, Seller shall provide Buyer with a notice of such dispute (a “Dispute Notice”), setting forth in reasonable detail the amounts included in the Net Working Capital Statement with which Seller disagrees, Seller’s alternative calculation, in reasonable detail, of such amounts, and all other information applicable to such dispute, which notice shall be provided prior to the end of the Net Working Capital Statement Dispute Period. If Seller does not deliver notice of any such dispute to Buyer prior to the end of the Net Working Capital Statement Dispute Period, then the Net Working Capital Statement shall be deemed to be final and binding upon Buyer and Seller in the form in which it was delivered to Seller.

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(b)          If Seller delivers to Buyer a Dispute Notice prior to the end of the Net Working Capital Statement Dispute Period, then Seller and Buyer shall use commercially reasonable efforts to resolve the dispute and agree in writing upon the final content of the Net Working Capital Statement within thirty (30) days following the delivery of the Dispute Notice. Items and amounts not objected to by Seller in the Dispute Notice shall be deemed resolved. If Buyer and Seller are unable to resolve all of the items or amounts in dispute within such thirty (30) day period, then Buyer and Seller shall submit the dispute for resolution to Ernst & Young (the “Accounting Expert”). The Accounting Expert shall prepare a final Net Working Capital Statement, which statement shall assume the correctness of all amounts not in dispute and Accounting Expert shall determine all amounts which remain in dispute. In resolving any matters in dispute, the Accounting Expert may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Except for manifest error on its face or fraud, all determinations of Accounting Expert with respect to the Net Working Capital Statement shall be final, conclusive and binding on Buyer and Seller and neither Buyer nor Seller shall have the right to appeal such determinations. Buyer and Seller shall bear their own expenses in connection with the review and resolution by Accounting Expert. The fees and expenses of Accounting Expert incurred in connection with the resolution of the dispute shall be allocated between Buyer and Seller by Accounting Expert in proportion to the extent that either of Buyer or Seller did not prevail on items in dispute with respect to the Net Working Capital Statement as submitted to Accounting Expert; provided, that so long as each Party complies with the procedures of this Section 2.2(b), such Party shall not be responsible for the other Parties’ outside counsel or accounting fees.

(c)          Buyer and Seller agree to cooperate fully and expeditiously with Accounting Expert in order to facilitate the receipt of the final determination of Accounting Expert within thirty (30) days following submission of a dispute to Accounting Expert.

(d)          (i) If the Net Working Capital at Closing, as ultimately determined pursuant to this Section 2.2, is greater than the Net Working Capital included in the Estimated Purchase Price, Buyer shall, within thirty (30) days following such final determination, pay to Seller amount equal to such excess to the account designated by Seller in writing to Buyer at least three (3) Business Days prior to the expiry of such 30-day period, and (ii) if the Net Working Capital at Closing, as ultimately determined pursuant to this Section 2.2, is less than the Net Working Capital included in the Estimated Purchase Price, Seller shall pay, within thirty (30) days following such final determination, to Buyer an amount equal to such shortfall to the account designated by Buyer in writing to Seller at least three (3) Business Days prior to the expiry of such 30-day period.

(e)          Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Section 2.2 as an adjustment to the Purchase Price for all Tax purposes.

Section 2.3           Closing. Subject to the terms and conditions of this Agreement, the closing of the sale of the Purchased Interests (the “Closing”) shall take place at the offices of Seward & Kissel LLP on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII, or at such other time or place as the Parties may agree (the date the Closing takes place, the “Closing Date”).

Section 2.4           Deliveries at Closing. At the Closing:

(a)          Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller in writing to Buyer at least three (3) Business Days prior to the Closing, the Estimated Purchase Price less the Escrow Amount;

(b)          Seller shall deliver to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder (a “FIRPTA Certificate”);

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(c)          Seller shall deliver to Buyer the Required Consents;

(d)          Seller shall deliver to Buyer evidence of the Tail Policy which will be in effect as of the Closing;

(e)          Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the full and complete discharge and release of all guarantees, including under the Holdings Credit Agreement, given by the Company;

(f)          Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the termination and extinguishment of the Fifth Street EIV Side Letter;

(g)          Each Party shall deliver to each other Party, as applicable, each of the documents, items and certificates required to be delivered by such Party pursuant to Article VIII of this Agreement;

(h)          Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer of the full and complete withdrawal by Seller as a member of the Company; and

(i)          Each Party shall deliver, or shall cause to be delivered, to each other Party, as applicable, all other previously undelivered documents or statements required to be delivered by such Party to another Party at the Closing pursuant to this Agreement.

Section 2.5           Purchase Price Allocation. Within sixty (60) days following the Closing, Buyer shall prepare and deliver to Seller an allocation statement to allocate the Purchase Price among the assets of the Company for Tax purposes (the “Allocation Statement”). Seller will have the opportunity to review the Allocation Statement provided by Buyer and provide written notice of objections to Buyer within thirty (30) days after receiving Allocation Statement. If Seller fails to deliver a written notice of objection within such thirty (30)-day period, Buyer’s Allocation Statement shall be final and binding and not subject to further dispute. If Seller delivers a written notice of objection to Buyer in a timely manner, and Seller and Buyer do not resolve such objections to their mutual satisfaction within thirty (30) days, either Seller or Buyer may elect to subject the Allocation Statement to the Accounting Expert in accordance with the procedure described in, and the dispute shall be resolved in the same manner as disputes are resolved pursuant to Section 2.2(b) of this Agreement. Upon such dispute being resolved, the decision of the Accounting Expert shall be final and binding. Except as otherwise required pursuant to a final determination by a Taxing Authority, each Party shall file all Tax Returns in a manner that is consistent with the Allocation Statement and refrain from taking any action inconsistent therewith. Seller and Buyer shall promptly advise each other of any Tax audit or other Legal Proceeding related to any allocation hereunder.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

Section 3.1           Organization, Etc. Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has made available to Buyer true, correct, and complete copies of all of its Organizational Documents.

Section 3.2           Authority; No Violations.

(a)          Seller has full right, power, authority and legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a party, and to perform Seller’s obligations hereunder and thereunder. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute, or upon execution will constitute (assuming due authorization, execution and delivery by each of the other parties thereto), valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).

(b)          Neither the execution, delivery and performance by Seller of this Agreement or each of the Ancillary Agreements to which Seller is a party, nor the consummation by Seller of the Transactions, or compliance by Seller with any of the terms or provisions hereof and thereof or performance of its obligations hereunder and thereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate any applicable Law or Order, (ii) assuming the Required Consents are obtained, result in a violation or breach by Seller of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller is a party, or by which Seller or any of its properties or assets may be bound, or (iii) result in the creation of any Encumbrance upon the Purchased Interests, except, in the case of (ii) - (iii), for any violation, breach, conflict, default or right of termination, cancellation, redemption, payment or acceleration that would not reasonably be expected to be material to the Seller. There is no Proceeding pending or, to the knowledge of such Seller, threatened, against such Seller that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Seller to perform on a timely basis his or her obligations hereunder or under each of the Ancillary Agreements to which Seller is a party.

Section 3.3           Title. Seller is the sole record and beneficial owner of the Purchased Interests, free and clear of any and all Encumbrances (other than those existing under applicable federal or state securities Laws), and such Purchased Interests were issued in full compliance with applicable securities Laws. Seller has good and marketable title to the Purchased Interests and has the power and authority to sell, transfer, assign and deliver the Purchased Interests, and such delivery will convey to Buyer at the Closing good and valid title to such Purchased Interests free and clear of any and all Encumbrances (other than those existing under applicable federal or state securities Laws).

Section 3.4           Foreign Person Status. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and the Treasury Regulations thereunder.

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Section 3.5           Compliance with Law. Seller has at all times since December 31, 2013 complied and is in compliance with, in each case in all material respects with respect to all applicable Laws related to its ownership and operation of the Company.

Section 3.6           Brokers and Finders. Except for Natixis, no agent, broker, Person, financial advisor or other intermediary acting on behalf of such Seller is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from such Seller or the Company or any of their Affiliates, in connection with the Transactions. Any such commission, fee or payment owed to Natixis shall be solely the responsibility of Seller and not the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY AND THE COMPANY FUNDS

Except as set forth in the correspondingly numbered Disclosure Schedule (it being agreed that any matter disclosed in the Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed for purposes of each other Section or subsection of this Agreement to the extent the applicability of such matter so referenced is reasonably apparent on the face of such included matter to a reader unfamiliar with the business of the Company), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

Section 4.1           Organization, Etc. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to carry on the Business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Schedule 4.1(a) sets forth a true, correct, and complete list of each jurisdiction in which the Company is qualified to do business and such jurisdictions represent all jurisdictions in which the nature of the Company’s business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except for such failures to be so qualified that have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Buyer true, correct, and complete copies of all of its Organizational Documents.

Section 4.2           Capital Structure.

(a)          The Purchased Interests represent 100% of the issued and outstanding fully diluted limited liability company interests of the Company and Seller is the sole record and beneficial owner of such interests. Other than the Purchased Interests, there are no issued or outstanding equity interests, economic interests or voting interests in the Company. All of the Purchased Interests have been duly authorized and validly issued, are fully paid and non-assessable, have been offered, sold and delivered by the Company in compliance in all material respects with applicable securities and other applicable Laws and Contracts and have not been issued in violation of any Equity Rights. Since inception of the Company, there have been no disputes regarding the ownership of the Company or the right to receive distributions therefrom and to the Knowledge of the Company there are no circumstances likely to give rise to any such dispute.

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(b)          There are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, stock appreciation, phantom equity, profits interests or similar rights commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating the Company to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any interests in the Company or any securities or obligations convertible or exchangeable into or exercisable for, any interests in the Company, (ii) giving any Person a right to subscribe for or acquire any interests in the Company or (iii) obligating the Company to issue, grant, adopt or enter into any Equity Right. The Company does not have outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for interests in the Company. No Person other than Seller has an ownership interest or the right to participate in the revenues, profits, goodwill or other assets of the Company.

(c)          The Company has no Subsidiaries.

Section 4.3           Consents and Approvals. Except as set forth on Schedule 4.3, the Company is not required to obtain any Consent in connection with the Transactions other than those consents, waivers, approvals, filings, notifications and registrations, the failure of which being obtained or made would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company or the Transactions contemplated hereby.

Section 4.4           No Conflicts. Except as set forth on Schedule 4.4, the consummation of the Transactions will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights of the Company pursuant to any of the terms, conditions or provisions of or under (a) any applicable Law or Order, (b) the Organizational Documents of the Company, or (c) any Contract, Plan or other instrument binding upon the Company or to which the property or assets of the Company or any portion of the Business is subject, except, in the case of clauses (a) and (c), for any violation, breach, conflict, default or right of termination, cancellation, redemption, payment or acceleration that would not reasonably be expected to be material to the Company.

Section 4.5           Financial Statements.

(a)          Schedule 4.5(a) sets forth true, correct, and complete copies of the Financial Statements and the Previous Financial Statements. Each balance sheet included in the Financial Statements and the Previous Financial Statements presents fairly in all material respects the financial position of the Company as of the date thereof. The other financial statements included in the Financial Statements and the Previous Financial Statements present fairly in all material respects the results of the operations of the Company for the periods therein set forth. The Financial Statements and the Previous Financial Statements have been prepared and presented on a GAAP accrual basis consistently applied during the periods involved.

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(b)          Except as set forth in Schedule 4.5(b), the Company has no outstanding Indebtedness, nor has it engaged in any “off balance sheet” or similar financing of a type which would not be required to be shown or reflected in the Financial Statements. As of the Closing, except as arising under the Credit Agreement and the transactions contemplated thereby, the Company will not have any outstanding Indebtedness, nor will it have any Liabilities in respect of any “off balance sheet” or similar financing of a type which would not be required to be shown or reflected in the Financial Statements.

Section 4.6           Absence of Undisclosed Liabilities.

(a)          The Company is not subject to any Liability that would be required by GAAP to be disclosed on a balance sheet of the Company except (i) as and to the extent specifically disclosed and reserved against in the Most Recent Balance Sheet or footnotes thereto, (ii) obligations that were incurred after the date of the Most Recent Balance Sheet in the ordinary course of business or (iii) obligations incurred in the ordinary course of business that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company. The Company is in compliance in all material respects with the terms of the Credit Agreement, including all representations, warranties, covenants and other agreements set forth therein and all such representations, warranties, covenants and other agreements are true and correct in all material respects.

(b)          As of the Closing, to the Knowledge of the Company, the Company will not be subject to any Liabilities (to the extent a Liability is contingent, only to the extent the occurrence thereof is reasonably foreseeable) except for those set forth on Schedule 4.6.

Section 4.7           Absence of Certain Changes. Since December 31, 2016, except as set forth on Schedule 4.7, other than as expressly permitted under this Agreement, in connection with the execution of investment strategies permitted by the investment guidelines of the applicable Company Funds (such investment guidelines having been made available to Buyer), (a) the Company and, to the Knowledge of the Company, each Company Fund has conducted its business in the ordinary course consistent with past practices of the Company or such Company Fund, respectively, (b) there has not occurred any change, effect, event, occurrence, development that has, or would reasonably be expected to have, a Material Adverse Effect on the Company, (c) no material change has occurred in the assets and liabilities shown in the Most Recent Balance Sheet and (d) none of the events set forth in Section 6.6(b) of this Agreement have occurred.

Section 4.8           Assets.

(a)          The Company owns and has (and immediately after giving effect to the consummation of the Transactions, the Company will have) good and valid title to, or otherwise has (and immediately after giving effect to the Transactions, the Company will have) full or sufficient and legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible) necessary for the conduct of, or otherwise material to, the Business, in each case free and clear of any Encumbrance (other than Permitted Encumbrances , liens arising under the Credit Agreement and those existing under applicable federal or state securities Laws). The assets of the Company are adequate for the uses to which they are being put, and are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

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(b)          The Company is the sole record and beneficial owner of the Risk Retention Interests, free and clear of any and all Encumbrances other than Permitted Encumbrances, liens arising under the Credit Agreement and those existing under applicable federal or state securities Laws). The Company has (and immediately after giving effect to the consummation of the Transactions, the Company will have) good and valid title to the Risk Retention Interests free and clear of any and all Encumbrances (other than Permitted Encumbrances, those existing under applicable federal or state securities Laws and liens arising under the Credit Agreement).

Section 4.9           Real Property. The Company does not own or lease any real property or any interest therein.

Section 4.10         Company Contracts.

(a)          Schedule 4.10(a)(i) contains a true, correct and complete list of all Company Contracts (other than the Fund Documentation) in existence on the date hereof. The Company has made available to Buyer true, correct, and complete copies of all written Company Contracts. Except as set forth on Schedule 4.10(a)(i), the Company does not have, and is not a party to, any oral contracts. As of the Closing Date, the Company shall not be party to, obligated under or otherwise have any Liabilities in respect of any Contracts except for those set forth on Schedule 4.10(a)(ii). The Company is not obligated to pay any outstanding amounts with respect to the Fifth Street EIV Side Letter and the Company does not have any Liabilities in respect of the Fifth Street EIV Side Letter.

(b)          Each Company Contract is valid and binding on the Company and in full force and effect, and is enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. There are no existing material defaults of the Company under any Company Contract. Each Company Contract has been performed by the Company in accordance with its terms and applicable Law in all material respects. The Company has not received written notice from any other party of any default by the Company with respect to any Company Contract, or of such party’s intent to cancel or terminate any Company Contract.

(c)          Schedule 4.10(c) contains a true, correct, and complete list of all banks or savings and loan associations, or commodities or securities firms, or other financial institutions in which the Company has an account or safe deposit box, the numbers of each such account or box, and the names of all Persons having power to borrow, discount debt obligations, cash or draw checks, enter boxes, sell or buy securities, or otherwise act on behalf of the Company in any dealings with such banks or savings and loan association, or commodities or securities firm.

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Section 4.11         Legal Proceedings. Except as set forth on Schedule 4.11, (i) there are no past, pending or, to the Knowledge of the Company, threatened in writing Proceedings involving or concerning the Company and (ii) the Company has not received any written correspondence from any subordinated noteholder of any Company Fund regarding or alleging a breach of contract, obligation or duty by the Company or any complaint regarding any change in the nature of services provided by the Company. There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing that seeks to prohibit the enforceability or performance, of this Agreement or the Transactions, and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to give rise to the same.

Section 4.12         Affiliate Transactions. Except as otherwise set forth on Schedule 4.12, and other than investment management agreements on customary terms and the Organizational Documents of the Company, there is not any agreement between the Company, on the one hand, and any Related Party on the other hand, including any agreement in which a Related Party (a) has borrowed money from or loaned money to the Business, the Company or any Company Fund that is currently outstanding, (b) has any ownership interest in any of the properties or assets of the Company (real, personal or mixed, tangible or intangible) or any Company Fund, or (c) is a party to any agreement or is engaged in any ongoing transaction with the Business, the Company and/or any Company Fund.

Section 4.13         Compliance with Law; Government Regulation.

(a)          Except as otherwise set forth in Schedule 4.13(a), since the Company’s inception, the Company has in all material respects complied, and is in all material respects in compliance with, all applicable Laws. Since the Company’s inception, the Company has not received any written notice from (and, to the Knowledge of the Company, has not been threatened in writing by) any Governmental Authority asserting any violation by the Company of any applicable Law that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Company nor, to the Knowledge of the Company, any Company Fund has received any correspondence or notices in writing (including a subpoena) from the SEC Division of Enforcement regarding the management of the Company Funds and the activities related to such management and, to the Knowledge of the Company, is not (nor are its activities) a subject in any pending or threatened action or investigation by the SEC or any other Governmental Authority.

(b)          The Company is registered as an “investment adviser” under the Advisers Act and has been registered at all times required by the Advisers Act. The Company has made available to Buyer prior to the date of this Agreement a true, correct, and complete copy of the Form ADV (Part 1 and Part 2) of the Company in effect on the date of this Agreement. The Company is and at all times required by applicable Law (other than the Advisers Act) has been registered, licensed or qualified as an investment advisor in each jurisdiction where the conduct of its business required such registration, license or qualification except as set forth on Schedule 4.13(b) or where the failure to be so registered, licensed or qualified would not reasonably be expected to be material to the Company. Schedule 4.13(b) contains a true, correct, and complete list in all material respects of such current registrations, licenses and qualifications.

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(c)          The Company holds, and is in material compliance with all requirements under, all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations (collectively, “Permits”) that are required in order to permit the Company to own or lease its properties and assets and to conduct the Business as presently conducted under and pursuant to all applicable Laws, except those the failure to hold or comply with would not reasonably be expected to be material to the Company. All such Permits, with respect to the Company or the applicable Company Fund, are listed on Schedule 4.13(c). All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened. To the Knowledge of the Company, the consummation of the Transactions will not cause the revocation, modification or cancellation of, or violation under, any Permit.

(d)          Except as otherwise set forth in Schedule 4.13(d), the Company is not, and has not been (i) a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. The Company has not received any notice of any Proceeding concerning any failure to obtain any bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(e)          Neither the Company nor any “affiliated person” (as defined in the Advisers Act) of the Company is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority which would result in the ineligibility of the Company or any “affiliated person” to serve in any such capacities.

(f)           Except as set forth on Schedule 4.13(f), none of the Company nor, to the Knowledge of the Company, any Company Fund or any manager, director, officer or Employee of the Company, is, or has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Company, none of them is threatened with the imposition or receipt of any of the foregoing.

(g)          Except as set forth on Schedule 4.13(g), no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Company, or, to the Knowledge of the Company, any Company Fund or any manager, director, officer or Employee of the Company in connection with the Business.

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(h)          Except as set forth on Schedule 4.13(h), to the extent required by applicable Law, the Company has, since the Company’s inception, implemented one or more formal codes of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law. Such codes of ethics and policies comply with applicable Law in all material respects. To the Knowledge of the Company, since the Company’s inception there have been no violations of the Company’s code of ethics, insider trading policies, personal trading policies, compliance manual and other policies required by applicable Law.

(i)          Since the Company’s inception, the Company has complied with all applicable Laws regarding privacy of clients and other Persons in all material respects and has established policies and procedures in this regard reasonably designed to ensure compliance with applicable Law.

(j)          To the extent required by Law or by contract, the Company and each Company Fund has adopted “know your customer” and anti-money laundering programs and reporting procedures, and procedures for detecting and identifying money laundering, and in each case, have complied in all material respects with the terms of such programs and procedures. Prior to the acceptance of any subscription agreement from any investor in any Company Fund, the Company has confirmed that such investor is not identified on the U.S. Department of Treasury Office of Foreign Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on the SDN List. Neither the Company nor any of the Company Funds has been subject to any enforcement or supervisory action by any Governmental Authority because such procedures were considered to be inadequate by such regulator.

(k)          Since the Company’s inception, the Company and, to the Knowledge of the Company, none of the managers, directors, officers or Employees of the Company: (i) has been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (ii) is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business, (iii) is the subject of any on-going investigation by any Governmental Authority materially affecting such Person’s ability to conduct any activity conducted as part of the Business, or (iv) been denied any Permit materially affecting such Person’s ability to conduct any activity conducted as part of the Business.

(l)           The Company has not, and, to the Knowledge of the Company, no manager, director, officer or Employee of the Company has, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. There is not now, and there has never been, any employment by the Company of, or any beneficial ownership in the Company by, any governmental or political official in any country in the world. Neither the Company nor, to the Knowledge of the Company, any Employee, officer or director of the Company, has (i) made, offered to make or promised to make any payments of money or other thing of value to any governmental or political official, (ii) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (iii) been party to the making of any false or fictitious entries in the books or records of the Company.

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(m)          To the Knowledge of the Company, no intermediary, placement agent, distributor or solicitor has unlawfully marketed any of the services of the Company or unlawfully marketed or sold any interest in any Company Fund, and as of the date hereof no claims have been asserted in writing against the Company with respect to such marketing or sale.

(n)          At all times:

(i)          The Company maintained disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) sufficient to ensure that information relating to the Company that is material to the Company would be made known to the principal executive officer and principal financial officer of the Company by others within the Company.

(ii)         The Company maintained internal controls over financial reporting (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes.

(iii)        There were no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which would have been reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, including financial information regarding the Company that is material to the Company.

(iv)        There has been no fraud relating to the Company, whether or not material, involving management or other Employees who had a significant role in the Company’s internal controls over financial reporting.

(o)          The Company has at all times complied, and is in compliance, in all material respects with the Retention Undertaking.

(p)          No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or any Company Fund or, to the Knowledge of the Company, any officer, employee, director, partner or member of the Company or any Company Fund, except for a Disqualification Event as to which Rule 506(d)(2)(ii-v) or (d)(3) is applicable.

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Section 4.14          Company Funds.

(a)          Schedule 4.14(a) sets forth a true, correct and complete list of each Company Fund as of the date hereof, together with the jurisdiction of formation of each Company Fund. Except as set forth on Schedule 4.14(a), there is no other investment fund or other investment vehicle (including any corporation, general or limited partnership, limited liability company, account or trust and whether or not dedicated to a single investor) (a) that is sponsored or Controlled by the Company, (b) for which the Company acts as collateral manager, investment adviser, investment sub-adviser, general partner, managing member, manager, administrator or in any similar capacity, or (c) from which the Company receives, directly or indirectly, management fees, Performance Amounts or any similar fees or amounts. To the Knowledge of the Company, each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. To the Knowledge of the Company, each Company Fund has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. To the Knowledge of the Company, each Company Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to be so qualified, licensed or registered would not be material. Except as set forth on Schedule 4.14(a), to the Knowledge of the Company, no Company Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act.

(b)          The Company has made available to Buyer true, correct and complete copies of the Fund Documentation of each Company Fund.

(c)          Schedule 4.14(c) sets forth all of the issued and outstanding notes of each of the Company Funds, together with a separate listing of all of the securities in each Company Fund owned directly by the Company (such securities, the “Company Owned Securities”). Except for 250 registered ordinary shares owned by Appleby Trust (Cayman) Ltd. and as set forth on Schedule 4.14(c), there are no other debt or equity securities of any Company Fund. There are no issued or outstanding Equity Rights in any Company Fund. To the Knowledge of the Company, all of the notes of the Company Funds have been duly authorized and validly issued, are fully paid and non-assessable, have been offered, sold and delivered by each Company Fund in compliance in all material respects with applicable securities and other applicable Laws and Contracts and have not been issued in violation of any Equity Rights. Since the inception of each Company Fund, there have been no disputes regarding the ownership of the Company Owned Securities or the right of the Company to receive distributions in respect thereof and there are no circumstances likely to give rise to any such dispute.

(d)          Each Collateral Management Agreement is in full force and effect. None of the Company or, to the Knowledge of the Company, any Company Fund is in breach of any of its obligations under its applicable Collateral Management Agreement.

(e)          To the Knowledge of the Company, each Company Fund has all material Permits required by applicable Law and has been operated in material compliance with (i) all Organizational Documents and Contracts to which it is a party and (ii) its respective Indenture and all applicable Law.

(f)          Except as disclosed on Schedule 4.14(f), to the Knowledge of the Company, each Company Fund is in compliance with the requirements of the private placement exemption in Section 4(a)(2) of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the requirements of Rule 506 under the Securities Act, and all applicable state laws and regulations in connection with its offering of securities. To the Knowledge of the Company, each of the Company Funds is in compliance in all material respects with all applicable state laws and regulations in connection with its offers and sales of securities. To the Knowledge of the Company, each of the Company Funds has made all filings required to be made with each other jurisdiction in which it has offered and sold securities.

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(g)          [Reserved].

(h)          [Reserved].

(i)          Neither the Company nor any manager, director, officer or Employee of the Company has received any fees, commissions or financial benefits (directly or indirectly) from or in respect of or in connection with any Company Fund, except in accordance with, and as disclosed in, the relevant Collateral Management Agreement and Fund Documentation. Except as otherwise set forth on Schedule 4.14(i), neither the Company nor, to the Knowledge of the Company, any Company Fund is party to any Contract under which it pays or receives any (i) rebate or commission payable to a broker, solicitor, or placement agent, or (ii) other financial inducement to direct business or otherwise

(j)          [Reserved].

(k)          Except as set forth on Schedule 4.14(k), all obligations of the Company and, to the Knowledge of the Company, each Company Fund owed to any clearing firm have been fulfilled, and neither the Company nor, to the Knowledge of the Company, any Company Fund has received any notice, claim, or demand from any clearing firm with respect to any unpaid liabilities or unmet obligations.

(l)          All information in the offering memoranda relating to the Company under the headings “The Collateral Manager”, “Risk Factors – Certain Conflicts of Interest Relating to the Collateral Manager”, any other risk factors directly relating to the Company or its conflicts of interest or similar headings containing information directly relating to the Company (each “Offering Materials”) did not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The Company has made available to Buyer true, correct and complete copies of the final offering memoranda for each Company Fund.

(m)          The Company maintains in all material respects the following records (the “Records”): all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of each of the Company Funds and included by the Company or Company Funds in each performance composite presently maintained by the Company or Company Funds (each, a “Performance Composite”), and any other accounts with the same or similar strategy to those in the Performance Composites, as required by the Advisers Act and rules and regulations thereunder (collectively, the “Records Requirements”). The Records are true, correct and complete in all material respects, and include all documents or records that form the basis for, demonstrate, or recreate the calculation of the performance rate of return of all accounts in each Performance Composite and any other accounts with the same or similar strategy to those in the Performance Composites, including records with respect to performance that was produced by any Employee or officer of the Company or Company Fund at a prior firm, as required by the Records Requirements.

(n)          [Reserved].

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(o)          Except as set forth on Schedule 4.14(o), there has been no Cause Event (each as defined in the applicable collateral management agreement of the Company Fund) or event which, with the passage of time or giving of notice thereof, would cause any such Cause Event under the applicable collateral management agreement. There has been no Event of Default (each as defined in the applicable Indenture of the Company Fund) or event which, with the passage of time or giving of notice thereof, would cause any such Event of Default under the applicable Indenture.

(p)          Except as set forth on Schedule 4.14(p), to the Knowledge of the Seller, no Company Fund is required to obtain any Consent in connection with the Transactions other than those consents, waivers, approvals, filings, notifications and registrations, the failure of which being obtained or made would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company Fund.

(q)          Except as set forth on Schedule 4.14(q), to the Knowledge of the Company, the consummation of the Transactions will not conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Encumbrance or loss of any rights of any Company Fund pursuant to any of the terms, conditions or provisions of or under (a) any applicable Law or Order, (b) the Organizational Documents of any Company Fund, or (c) any Contract, Plan or other instrument binding upon any Company Fund or to which the property or assets of any Company Fund is subject, except, in the case of clauses (a) and (c), for any violation, breach, conflict, default or right of termination, cancellation, redemption, payment or acceleration that would not reasonably be expected to be material to the Company or any Company Fund.

(r)          Based solely upon information provided to the Company by the trustee of the applicable Company Fund, Schedule 4.14(r) contains a true, correct, and complete list of all banks or savings and loan associations, or commodities or securities firms, or other financial institutions in which a Company Fund has an account or safe deposit box, the numbers of each such account or box, and the names of all Persons having power to borrow, discount debt obligations, cash or draw checks, enter boxes, sell or buy securities, or otherwise act on behalf of any Company Fund in any dealings with such banks or savings and loan association, or commodities or securities firm.

(s)          Except as set forth on Schedule 4.14(t), to the Knowledge of the Company, there are no past, pending or, threatened in writing Proceedings involving or concerning any Company Fund or written correspondence from any subordinated noteholder of any Company Fund regarding or alleging a breach of contract, obligation or duty by any Company Fund or any complaint regarding any change in the nature of services provided by the Company or any Company Fund.

(t)          The Company has made available to Buyer copies of all written correspondence between any subordinated noteholder of any Company Fund, on the one hand, and each Company Fund and/or the Company, on the other hand, since June 1, 2015.

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(u)          Except as otherwise set forth on Schedule 4.14(u), there is not any agreement between a Company Fund, on the one hand, and any Related Party on the other hand.

(p)          There has been no fraud relating to the Company Funds, whether or not material, involving management or other Employees who had a significant role in any Company Fund’s internal controls over financial reporting.

Section 4.15         Assets Under Management.

(a)          Schedule 4.15(a) sets forth for each Company Fund, as of June 23, 2017, the aggregate of the Market Values for the assets owned by each Company Fund, which Market Values were prepared in accordance with GAAP, consistently applied, and the Organizational Documents of the applicable Company Fund.

(b)          Schedule 4.15(b) sets forth a true, correct, and complete list of all material Contracts relating to or affecting each Company Fund that provides for or that otherwise has the effect of establishing rights under, or altering or supplementing the terms of any Indenture, Collateral Management Agreement or Fund Documentation of such Company Fund (the “Side Letters”), reflecting all amendments, modifications and supplements thereto. True, correct, and complete copies of each Side Letter have been made available to Buyer prior to the Closing Date. To the Knowledge of the Company, each of the Side Letters is a valid and binding obligation of the parties thereto, except as enforcement may be limited by the Bankruptcy and Equity Exception. To the Knowledge of the Company, no Company Fund or any other party thereto: (i) has terminated, canceled or substantially modified, or threatened to terminate, cancel or substantially modify, any Side Letter (except for modifications disclosed in Schedule 4.15(b)) or (ii) is in default in any material respect under any Side Letter. To the Knowledge of the Company, no Company Fund has received any written notice of any default under any Side Letter that remains outstanding or unresolved.

(c)          To the Knowledge of the Company, all Contracts of each Company Fund are valid and binding on the applicable Company Fund and in full force and effect, and are enforceable against the Company Fund and each other party thereto in accordance with its terms except as may be limited by the Bankruptcy and Equity Exception. To the Knowledge of the Company, there are no existing material defaults of a Company Fund or any other party thereto under any Contract of a Company Fund. To the Knowledge of the Company, all Contracts of each Company Fund have been performed by the applicable Company Fund in accordance with their terms and applicable Law in all material respects. The Company has not received written notice from any party of any default of any Company Fund with respect to any Contract of a Company Fund, or of such party’s intent to cancel or terminate any Contract of a Company Fund.

(d)          Except as disclosed on Schedule 4.15(d), no investor in any Company Fund has, to the Knowledge of the Company, as of the date of this Agreement, provided written notice to the Company of its termination or reduction of its investment relationship with the Company or any Company Fund.

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(e)          No portion of the assets of any client is subject to (or with respect to any Company Fund has, at any time from the date of organization of such Company Fund, been subject to) Title I of ERISA, Section 4975 of the Code or any law, rule or regulation substantially similar to Title I of ERISA or Section 4975 of the Code.

(f)          No Company Fund has otherwise engaged in any transaction that is a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code.

Section 4.16         Taxes.

(a)          Each of the Company and the Company Funds has (i) duly and timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes required to be paid by it or claimed to be due by any Taxing Authority.

(b)          There are no Encumbrances for Taxes upon the assets or properties of the Company or of any Company Fund. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or of any Company Fund.

(c)          Neither the Company nor any Company Fund is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement.

(d)          All Taxes of the Company and each Company Fund that were not due and payable as of the date of the Most Recent Balance Sheet have been fully accrued on the Most Recent Balance Sheet in all material respects. Since the date of the Most Recent Balance Sheet, neither the Company nor any Company Fund has incurred any liability for Taxes other than in the ordinary course of business consistent in nature and amount with past practice.

(e)          The Company and each Company Fund has made available to the Buyer true, correct and complete copies of the Tax Returns of the Company and each Company Fund (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2014.

(f)          The Company and each Company Fund has complied in all respects with (i) all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper Taxing Authority all amounts required to be withheld and paid over under all applicable Laws and (ii) all Tax information reporting, collection and retention provisions of applicable Laws, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired.

(g)          Since its formation, each of the Company and each Company Fund is or has been classified for U.S. federal income tax purposes as set forth on Schedule 4.16(g). Neither the Company nor any Company Fund that is treated or has been classified as a partnership for U.S. federal income tax purposes is or has been treated at any time since its formation as a publicly traded partnership within the meaning of Section 7704 of the Code

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(h)          Neither the Company nor any Company Fund has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.17         Benefit Plans; Employees.

(a)          The Company does not have, and has not had, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) or any written or unwritten bonus, deferred compensation, incentive compensation, vacation, sick leave, stock purchase, stock option, stock appreciation right or other equity-based incentive (including phantom equity), severance, termination, change in control, retention, employment, consulting, hospitalization or other medical, life or insurance, disability, other welfare, scholarship or tuition reimbursement, fringe benefit, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement, payroll practice, commitment or arrangement, or any other Employee compensation or benefit plan, program, agreement, payroll practice, commitment or arrangement, sponsored, maintained or contributed to by either the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) for the benefit of any current or former Employee or current or former director of the Company or any ERISA Affiliate or with respect to which the Company has or could reasonably be expected to have any liability (the “Plans”). A list of the current Employees of the Company as of the date of this Agreement is set forth on Schedule 4.17.

(b)          As of the Closing Date, the Company will not have any Employees nor will it have any Liabilities related to any Employee or any Plan, including any obligations pursuant to any severance agreement, arrangement or amounts due to any Employee. Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, or had any obligation to contribute to, nor otherwise has any current or potential Liability under or with respect to, any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 4.18         Intellectual Property and Information Technology. Schedule 4.18 sets forth a true, correct, and complete list of all of the Company’s U.S. and foreign (i) issued patents and patent applications, (ii) trademark registrations and applications and material unregistered trademarks, (iii) copyright registrations and applications and material unregistered copyrights, and (iii) design registrations and applications and material unregistered designs. Immediately following the consummation of the Transactions, the Company will be the sole and exclusive beneficial and record owner of all of the Intellectual Property registrations and applications set forth in Schedule 4.18, and all such Intellectual Property is valid and enforceable. To the Knowledge of the Company, the Business as currently conducted does not require or use any Intellectual Property not owned by or licensed pursuant to a valid and enforceable license to, or with otherwise good title to, the Company. To the Knowledge of the Company, neither the Intellectual Property owned by the Company nor the conduct of the Business as currently conducted infringes, misappropriates, or otherwise violates any Person’s Intellectual Property rights, nor has any Person given notice to the Company to the contrary.

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Section 4.19         Insurance. Each insurance policy of the Company and each Company Fund is set forth on Schedule 4.19. True, correct and complete copies of such insurance policies have been made available to Buyer. All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no written notice of cancellation or termination has been received with respect to any such policy and, to the Knowledge of the Company, there exists no event, occurrence, condition or act (including the Transactions) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such policies. The Company and the Company Funds, as applicable, have complied with the terms and provisions of such policies and bonds in all material respects. There are no pending insurance claims for the Company and the Company Funds.

Section 4.20         [Reserved].

Section 4.21         Reporting. Each report required to be delivered pursuant to the Indentures, including each Monthly Report and each Distribution Report, is true, correct and complete in all material respects and prepared in accordance with the requirements of the related Indenture in all material respects and fairly presents in all material respects the applicable Company Fund’s investment positions and performance as of the applicable date. Seller has provided Buyer with access to (i) the Company’s online portal that discloses historical Monthly Reports and Distribution Reports and (ii) the full loan tapes in respect of all of the Loan Assets of each Company Fund as of the end of the trading day immediately prior to the date hereof, and such loan tapes are true, correct and complete in all material respects and the same data used by the Company to prepare each such Monthly Report and Distribution Report.

Section 4.22         Brokers and Finders. Except for Natixis, no agent, broker, Person, financial advisor or other intermediary, in each case acting on behalf of the Company is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions. Any such commission, fee or payment owed to Natixis shall be solely the responsibility of Seller and not the Company.

Section 4.23         Disclaimer. Except for the representations and warranties of Seller contained in Article III and Article IV or in any certificates delivered at Closing, neither Seller nor the Company nor any of their representatives make any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1           Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

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Section 5.2           Authority; No Violations.

(a)          Buyer has full power and authority to execute and deliver this Agreement and to perform Buyer’s obligations hereunder, and the execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate or other similar action on the part of Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

(b)          Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the Transactions, or compliance by Buyer with any of the terms or provisions hereof or performance of its obligations hereunder will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of Buyer; (ii) violate any applicable Law; (iii) require any Consent to be made or obtained by Buyer; (iv) result in a violation or breach by Buyer of, conflict with, result in a termination of, contravene or constitute or will constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound; or (v) result in the creation of any Encumbrance upon Buyer’s properties or assets, in each case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer’s ability to promptly perform its obligations hereunder or under any of the Ancillary Agreements. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay the ability of Buyer to perform its obligations hereunder on a timely basis.

Section 5.3           Purchase for Own Account. The Purchased Interests are being acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of federal or state securities Laws and with no present intention of distributing or reselling any part thereof. Buyer has, or has access to, the financial resources with which to meet its obligations under this Agreement.

Section 5.4           Investment Experience. Buyer understands that the purchase of the Purchased Interests involves substantial risk. Buyer has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Purchased Interests and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Interests and protecting its own interests in connection with such investment.

Section 5.5           Investor Suitability. Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

Section 5.6           Acknowledgements. Buyer understands and acknowledges that the offering and sale of the Purchased Interests pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D (or Rule 701 promulgated under the Securities Act, as applicable).

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Section 5.7           Brokers and Finders. Except for GreensLedge Capital Markets LLC, no agent, broker, Person, financial advisor or other intermediary, in each case acting on behalf of the Buyer is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the Parties, or from any Affiliate of any of the Parties, in connection with the Transactions. Any such commission, fee or payment owed to GreensLedge Capital Markets LLC shall be solely the responsibility of Buyer.

Section 5.8           Disclaimer. Except for the representations and warranties of Buyer contained in this Article V or in any certificates delivered at Closing, neither Buyer nor any of its representatives makes any representation or warranty, express or implied, at law or in equity, and any such other representation or warranty is hereby disclaimed.

ARTICLE VI
COVENANTS

Section 6.1           Termination of Letter of Intent and Confidentiality Agreement. The Parties agree that the Letter of Intent shall terminate upon execution of this Agreement, and the Confidentiality Agreement shall terminate at the Closing.

Section 6.2           Confidentiality. Until the fifth anniversary of the Closing, Seller shall hold and shall cause each of its Affiliates to hold, and each such Person shall use its reasonable efforts to cause its respective members, managers, directors, officers, employees, accountants, counsel, consultants, advisors and agents (the “Confidentiality Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process, Order or by other requirements of Law, all non-public documents and information concerning the Company and Company Funds, except (a) such information that is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Confidentiality Representatives; (b) such information that is lawfully acquired by Seller, any of its Affiliates or their respective Confidentiality Representatives from and after the Closing from sources which are not known by such recipient to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) such information that Seller can establish by reasonable evidence is independently developed by Seller or any Affiliate thereof without reference to or reliance upon non-confidential information or (d) for purposes of enforcing Seller’s and its Affiliates’ rights under this Agreement or otherwise in connection with any dispute relating thereto. If Seller or any of its Affiliates or their respective Confidentiality Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller, to the extent permissible under applicable Law, shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall, if requested by Buyer and at Buyer’s sole expense, use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 6.3           Announcement. Except as otherwise required pursuant to applicable Law, the Parties hereby agree, and agree to cause their respective Affiliates and such Party’s and its Affiliates’ respective managers, directors, officers, Employees and agents, not to, issue any press release or similar announcement announcing the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to any notice which is required pursuant to applicable Law, the Party proposing to issue any press release or similar public announcement or communication in compliance with any such requirement shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so (to the extent permissible under applicable Law); provided, further, that nothing herein shall limit Seller and the Company and/or their representatives from making or transmitting any announcement regarding the Transactions to their clients, investors and service providers, including for the purposes of obtaining any Consents.

Section 6.4           Expenses. Each Party shall bear its own direct and indirect Transaction Expenses.

Section 6.5           Further Assurances. Subject to the terms and conditions of this Agreement, each Party agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtaining and maintaining all Consents required to be obtained from any Governmental Authority or other Person that are necessary, proper or advisable to consummate the Transactions, (c) cooperating and assisting in the prompt transitioning of the management of the Company Funds, and (d) providing to Wells Fargo Bank, N.A. the supplementary information that the Company has agreed to provide to Wells Fargo Bank, N.A. in order for Wells Fargo Bank, N.A. to adequately prepare its quarterly special report. Following the Closing, upon the reasonable request of any Party, the other Party agrees to (x) promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Ancillary Agreements, and (y) cooperating and assisting in the prompt transitioning of the management of the Funds. To the extent that action or lack of action on the part of an Affiliate of a Party is necessary in order for such Party to fulfill any of its obligations under this Agreement or any of the Ancillary Agreements, then each of the foregoing obligations shall be deemed to include an undertaking on the part of such Party to cause such Affiliate to take, or prevent such Affiliate from taking, such necessary action.

Section 6.6           Interim Covenants. During the period between the date of this Agreement and the Closing Date, other than (i) as expressly contemplated by this Agreement, or (ii) as consented to in writing by Buyer:

(a)          Seller shall (i) cause the Company and, to the extent within the control of the Company under the related Collateral Management Agreement, and the Company Funds to (A) be operated in the ordinary course consistent with past practice, (B) maintain and preserve intact the current organization, business and assets of the Company and the Company Funds, (C) use commercially reasonable efforts to maintain and preserve intact its current relationships with its Clients and other Persons with which the Company and the Company Funds have business relationships, (D) comply in all material respects with all applicable Laws and Contracts (including the Organizational Documents of the Company and the Company Funds), and (ii) not transfer, sell or assign, or permit to be subject to any Encumbrance (other than a Permitted Encumbrance) any of the Purchased Interests;

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(b)          without limiting the generality of the foregoing, Seller shall not, and shall cause the Company not to:

(i)          amend any Organizational Documents of the Company or otherwise change or modify the investment program, process or guidelines of any Company Fund or fail to comply therewith, in each case in any material respect;

(ii)         purchase or redeem or otherwise acquire any interests in the Company, or make any distribution to its members or with respect to their ownership interests;

(iii)        acquire any business or Person (or any interest therein), by merger or consolidation, purchase of substantial assets or equity interests or otherwise;

(iv)        enter into any limited liability company agreement, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement;

(v)         pay, discharge, settle or satisfy any claims, Liabilities or obligations in excess of $10,000 individually or $25,000 in the aggregate, except (i) in the ordinary course of business consistent in nature and amount with past practice, (ii) as otherwise contemplated by this Agreement, or (iii) other than payments of interest or principal to the Credit Parties, or payments of other obligations of the Company, in each case under the Credit Agreement;

(vi)        sell, transfer, assign, convey, lease, license, mortgage, pledge or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) any of their material properties or assets, tangible or intangible, except (i) in the ordinary course of business consistent in nature and amount with past practice, or (ii) as otherwise contemplated by this Agreement;

(vii)       incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) any Indebtedness except in the ordinary course of business consistent in nature and amount with past practice (which Indebtedness, for the avoidance of doubt, will be subject to satisfaction at or prior to the Closing, except as explicitly set forth in Schedule 6.6(b)(vii));

(viii)      change any accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other Liabilities) in any material respect;

(ix)         make or incur any capital expenditure or other financial commitment requiring payments in any fiscal year in excess of $10,000 in the aggregate;

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(x)          make, change or revoke any Tax election or settle or compromise any Tax item; change any method of Tax accounting; prepare any Tax Returns in a manner that is inconsistent with its past practice with respect to the treatment of items on such Tax Returns; file an amended Tax Return or a claim for refund of Taxes with respect to its income, operations or property; or consent to any extension or waiver of the statute of limitations period;

(xi)         conduct billing and cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(xii)        fail to pay any creditors in accordance with their respective credit terms or (if no stated terms) within the time periods applicable to such creditors in the ordinary course of business consistent with past practice;

(xiii)       make or effect any loan or advance or other extension of credit to, or an equity investment in, any other Person, or

(xiv)      enter into any Contract or letter of intent with respect to (whether or not binding), or otherwise commit or agree, whether or not in writing, to do any of the foregoing;

(c)          without limiting the generality of the foregoing, Seller shall not (unless consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), and shall not permit the Company to cause any Company Fund to, acquire, sell or otherwise dispose of any asset of such Company Fund if after giving effect to such acquisition, sale or disposition, each Coverage Test, each Collateral Quality Test and each of the Concentration Limitations (as each such term is defined in the applicable Indenture) will not be maintained or improved unless otherwise required by the applicable Indenture or any applicable Law. Seller shall use commercially reasonable efforts to satisfy or cause to satisfy all of the conditions and obligations applicable to it set forth in Sections 8.1 and 8.2 of this Agreement, provided that Seller shall not be required to incur any expenses (other than reasonable attorney fees, postage and similar expenses) or Liabilities in connection with obtaining the Required Consents; and

(d)          without limiting the generality of the foregoing, Seller shall, and shall cause the Company to:

(i)          duly perform its duties, services and obligations under the Company Contracts and manage the assets of each Company Fund in compliance with the related Indentures and in a manner consistent with the standard of care set forth in each of the Collateral Management Agreements;

(ii)         in respect of acquisitions, sales and other dispositions of assets relating to each Company Fund, comply with the terms, requirements and limitations set forth in the applicable Indentures; and

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(iii)        disclose to Buyer all actions taken with respect to assets held by a Company Fund and any material investor and rating agency communications and disclose to Buyer any action taken that does not maintain or improve any Coverage Test, Collateral Quality Test or Concentration Limitation (as each such term is defined in the applicable Indenture) with respect to a Company Fund.

Section 6.7           Access to Information.

(a)          From the date hereof until the Closing Date, Seller shall cause the Company to afford the managers, directors, officers, Employees, auditors, attorneys and other agents and advisors of Buyer reasonable access during normal business hours to the managers, directors, officers, Employees, auditors, attorneys and other agents and advisors, of the Company and its books and records, and shall furnish Buyer with such financial, operating and other data, agreements and information with respect to the Business, as Buyer, through its managers, directors, officers, Employees, auditors, attorneys or agents and other advisors, may reasonably request.

(b)          From the date hereof until the Closing Date, Seller shall provide (i) on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of the Company and (ii) no less than five (5) Business Days prior to use, copies of any presentation to be made by the Company to any investor or prospective investor in any Company Fund, any rating agency or any investment analyst. Seller will give Buyer no less than five (5) Business Days prior written notice of any meeting or other presentation to any rating agency or investment analyst prior to Closing, and upon request of Buyer, shall permit senior personnel of Buyer to attend such meeting or presentation as an observer subject to the consent of the rating agency or investment analyst.

Section 6.8           Exclusivity. During the period from the date hereof continuing through the Closing, Seller shall not, and Seller shall cause the Company and their respective Affiliates and representatives not to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and representatives), concerning any acquisition by such Person of any assets or any ownership interests in the Company or any issuance of ownership interests of the Company or any merger, asset sale, recapitalization or similar transaction involving the Company or any Company Fund, or replacement of the Company as the investment advisor, investment sub-advisor, general partner, managing member, manager or administrator to any of the Company Funds. Seller shall notify Buyer as soon as practicable if any Person makes any written proposal, offer, inquiry to, or contact with Seller, the Company or any Affiliate, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such contact and the material terms of any such proposal.

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Section 6.9           Notification of Certain Matters. Between the date hereof and the Closing Date:

(a)          Seller shall give prompt notice to Buyer of (i) the occurrence or existence of any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any Party’s obligations from being satisfied, (ii) any notice or other communication from any Governmental Authority with respect to the Transactions or the operation of the Company’s business, or (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required or will not be provided in connection with the Transactions; and

(b)          Unless prohibited by applicable Law, Seller shall make available to Buyer, or cause the Company to make available to Buyer, promptly after the same become available, true, correct and complete copies of all inspection reports and correspondence and other documents relating to any inquiry or investigation provided to the Company by any Governmental Authority or to a Governmental Authority by the Company and advise Buyer promptly of any oral communications between the Company and a Governmental Authority not made in the ordinary course of business and, to the extent legally permissible, shall allow Buyer to review and comment on any contemplated responses to any Governmental Authority prior to the time such responses are delivered. For the avoidance of doubt, Seller shall have no obligation to make available to Buyer any correspondence or other documents by or to any Governmental Authority that are not related to the Business.

Section 6.10          Consents. No later than five (5) Business Days after the date hereof, Seller shall cause the Company to send a notice in writing (which shall be reasonably satisfactory in form and substance to Buyer) to each Company Fund and take such other actions to comply with, or as may be reasonably necessary under, applicable Law, Organizational Documents of the Company Funds and under the Company Contracts in respect of the proposed purchase of the Purchased Interests hereunder and to request that any Persons whose Consent is necessary to consent in writing to the purchase and sale of the Purchased Interests and to effect the intent and purpose of this Agreement. Seller shall, and shall cause the Company to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain such Consents hereunder.

Section 6.11         Risk Retention Facility. Between the date hereof and the Closing, Seller shall cause the Company to notify the Credit Parties of the Transactions and Seller shall, and shall cause the Company to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain any consents required from the Credit Parties to effectuate the Transactions, provided, that neither, Seller nor the Company shall be required to incur any expenses (other than reasonable attorney fees, postage and similar expenses) or Liabilities in connection with obtaining any such consents.

Section 6.12         Termination of Intercompany Obligations and Releases. Between the date hereof and the Closing, Seller shall cause the Company to satisfy in full all of the outstanding intercompany obligations of the Company and Seller shall provide to Buyer executed releases of the issuers or holders of such intercompany obligations in form and substance reasonably satisfactory to Buyer of any claims all such issuers or holders may have concerning any amounts due or payable by the Company.

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Section 6.13         Director and Officer Insurance Tail Policy. Prior to the Closing, the Company shall have obtained a tail D&O insurance policy (the “Tail Policy”) with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) with total coverage of at least $5,000,000 and other terms not less favorable than those of the existing insurance coverage for directors and officers of the Company. Such policy shall be paid in full prior to Closing and provide coverage for a period of 6 years after the Closing.

Section 6.14         Tax Matters.

(a)          Seller shall timely pay all Transfer Taxes in connection with this Agreement and the transactions contemplated hereby, including any recording charges.

(b)          After the Closing, Seller shall prepare or cause to be prepared all Tax Returns required to be filed by, with respect to or that include the Company with respect to taxable periods of the Company ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date (such period, the “Pre-Closing Tax Period” and such Tax Returns, the “Pre-Closing Tax Returns”), and such Pre-Closing Tax Returns shall be prepared consistent with past practices and this Agreement, except as otherwise required by applicable Law. Seller shall file or cause to be filed all Pre-Closing Tax Returns that are required to be filed and Seller shall pay, or cause to be paid, all such Taxes shown as due on such Tax Returns. The costs of preparing such Tax Returns shall be borne by Seller.

(c)          If a claim shall be made by any Governmental Authority regarding Taxes, which, if successful, might result in an indemnity payment pursuant to Section 7.2, then Buyer shall give notice to Seller in writing of such claim (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(i)          With respect to any Tax Claim relating to a tax period that ends on or prior to the Closing Date, Seller, solely at its own cost and expense, may control all proceedings if Seller provides Buyer with notice of its election to control such claim within twenty (20) days of Buyer notifying Seller of such Tax Claim; provided, however, that Seller must first consult, in good faith with Buyer before taking any action with respect to the conduct of such Tax Claim. If Seller does not elect to control any such Tax Claim within the time period set forth above, then Buyer shall be entitled to control all aspects of such claim. If the resolution of any Tax Claim for any Pre-Closing Tax Return could reasonably be expected to have an adverse effect on the party that is not in control of such claim, (A) the party in control of such claim shall keep the other party reasonably informed regarding the progress and substantive aspects of such Tax Claim, (B) the other party shall be entitled to participate in any proceedings with respect to such Tax Claim and (C) the party in control of such claim shall not compromise or settle any such Tax Claim without obtaining the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to exclusively control the conduct of any audit or administrative or judicial proceeding with respect to the Company for any taxable period ending after the Closing Date.

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(ii)         Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, Employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making Employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(d)          The Parties agree that the purchase by Buyer of the Purchased Interests from Seller pursuant to this Agreement will be treated for U.S. federal (and applicable state and local) income tax purposes as a sale of the assets of the Company by Seller to Buyer.

Section 6.15         The Closing Loan Tapes. The Company shall provide Buyer with the full loan tapes in respect of all of the Loan Assets of each Company Fund as of the end of the trading day immediately prior to the Closing Date, which are, in each case, true, correct and complete in all material respects and prepared in accordance with the principles used to prepare each Monthly Report and Distribution Report (the “Closing Loan Tapes”).

ARTICLE VII
SURVIVAL; POST-CLOSING OBLIGATIONS

Section 7.1           Expiration of Representations, Warranties and Covenants. Each representation, warranty, covenant and other agreement contained in this Agreement shall survive the Closing, provided, however, that all of the representations and warranties of the Parties contained in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the date that is twelve (12) months following the Closing Date (except to the extent a claim for indemnification has been made prior to such time for any breach thereof, in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved); provided, that the representations and warranties contained in Section 3.1 (Organization, Etc.), 3.2 (Authority; No Violations), Section 3.3 (Title), Section 3.6 (Brokers and Finders), Section 4.1 (Organization, Etc.), Section 4.2 (Capital Structure), Section 4.8 (Assets), Section 4.14(a) (Company Funds), Section 4.14(c) (Company Funds), Section 4.16 (Taxes), Section 4.22 (Brokers and Finders), Section 5.1 (Organization), Section 5.2 (Authority; No Violations) and Section 5.7 (Brokers and Finders) (the “Fundamental Representations”), shall survive until December 20, 2019, except to the extent a claim for indemnification has been made prior to such time for any breach thereof, in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved.

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Section 7.2           Result of Breach of Representation or Warranty; Indemnification.

(a)          Subject to the other provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer, and its members, partners, shareholders, managers, directors, officers, Employees, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”) from and against any and all Liabilities, claims, Taxes, losses, damages, actions, judgments, interest, award, penalties, fines, costs and expenses (including reasonable costs of investigation and defense and the cost of pursuing any insurance providers and all reasonable attorneys’ fees and disbursements), whether before, on or after the Closing Date (collectively, “Losses”), of the Buyer Indemnitees to the extent resulting from or arising out of:

(i)          the breach of any representation or warranty of Seller set forth in Article III or Article IV;

(ii)         the breach of any covenant of Seller contained in this Agreement;

(iii)        any Transaction Expenses of the Company or the Seller outstanding as of immediately following the Closing to the extent not deducted in the determination of the Purchase Price;

(iv)        any damages or Liabilities imposed on or with respect to, or incurred by or with respect to, the Buyer Indemnitees, the Company and/or any of the Company Funds, arising out of or relating to the SEC examination of Fifth Street Management LLC and its Affiliates (including the Company) that commenced on or about October 6, 2015, including any enforcement examinations or actions relating thereto or resulting therefrom, which, for the avoidance of doubt, shall not include any damages or Liabilities related to operation of the Business after the Closing Date; or

(v)         Liabilities (including for any indemnification obligations, Proceedings or Taxes) imposed on or with respect to, or incurred by or with respect to, any of the Company Funds or the Company with respect to any period ending on or before the Closing Date (or, for any period beginning on or before and ending after the Closing Date, all such Liabilities and obligations to the extent allocable to the portion of such period beginning on or before and ending on the Closing Date). With respect to Taxes, the amount of any Taxes based on or measured by income, receipts or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(vi)        Any damages or Liabilities imposed on or with respect to, or incurred by or with respect to, the Buyer Indemnitees, the Company and/or any of the Company Funds, arising out of or relating to any failure to comply with the Retention Undertaking during any period ending on or before the Closing Date.

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(b)          Subject to the other provisions of this Article VII, Buyer shall indemnify, defend and hold harmless Seller and its respective Affiliates, agents, representatives, successors and permitted assigns (the “Seller Indemnitees”) from and against any and all Losses to the extent resulting from or arising out of any of:

(i)          the breach, or any claim by a party other than Seller or the Company that if true would constitute a breach, of any representation or warranty of Buyer set forth in this Agreement, or

(ii)         the breach of any covenant of Buyer contained in this Agreement.

Section 7.3           Limitations.

(a)          Notwithstanding anything contained herein to the contrary, Seller shall not be liable in respect of any indemnification obligation for Losses of the Buyer Indemnitees under Section 7.2(a)(i) (other than in respect of (x) fraud or willful misconduct or (y) breach of any of the Fundamental Representations of Seller) unless and until the aggregate cumulative amount of Losses for which indemnification would otherwise be available but for this Section 7.3(a) exceeds $150,000 (the “Threshold”), in which case the Buyer Indemnitees will be entitled to recover all Losses from the first dollar. Seller’s aggregate liability in respect of any indemnification obligation for Losses (i) under Section 7.2(a)(i), other than in respect of (x) fraud or willful misconduct or (y) any breach of the Fundamental Representations of Seller, shall not exceed the Cap, and (ii) otherwise under this Agreement, shall not exceed the Purchase Price.

(b)          Notwithstanding anything contained herein to the contrary, Buyer shall not be liable in respect of any indemnification obligation for Losses of the Seller Indemnitees under Section 7.2(b)(i) (other than in respect of (x) fraud or willful misconduct or (y) breach of any of the Fundamental Representations of Buyer) unless and until the aggregate cumulative amount of Losses for which indemnification would otherwise be available but for this Section 7.3(b) exceeds the Threshold, in which case the Seller Indemnitees will be entitled to recover all Losses from the first dollar. Buyer’s aggregate liability in respect of any indemnification obligation for Losses (i) under Section 7.2(b)(i), other than in respect of (x) fraud or willful misconduct or (y) any breach of the Fundamental Representations of Buyer, shall not exceed the Cap, and (ii) otherwise under this Agreement, shall not exceed the Purchase Price.

(c)          The amount of any indemnification payable under this Article VII shall be reduced by an amount equal to the proceeds actually received by an Indemnitee under any insurance policy, or from any third party in respect of such claim less all out-of-pocket costs and expenses incurred by such Indemnitee in connection with obtaining such insurance proceeds or third-party recovery (including reasonable attorneys’ fees, any deductible, any retention, any retroactive premium adjustment on the account of or arising from such claim or Losses, and the present value of any increases in insurance premiums on the account of or arising from such claim or Losses or the cost of cancellation of such insurance policy and the increased cost for any replacement policy).

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Section 7.4           Claims Notice.

(a)          (i)            Except with respect to Third Party Claims covered by Section 7.4(b), any Buyer Indemnitee or Seller Indemnitee who is entitled to, and wishes to, make a claim for indemnification for a Loss pursuant to Section 7.2 (an “Indemnitee”) shall give written notice to each Person from whom such indemnification is being claimed (an “Indemnifying Party”) and, if a Buyer Indemnitee is such Indemnitee, to the Escrow Agent in accordance with the Escrow Agreement, promptly, and in any event no later than five (5) Business Days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such notice. Together with such written notice, the Indemnitee shall provide the Indemnifying Party with such information and documents as the Indemnitee has in its possession regarding such claim and all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred and any limitations set forth in this Article VII that apply to such Loss.

(ii)         The Indemnifying Party shall have a period of thirty (30) days after receipt by the Indemnifying Party of such notice and such evidence to agree to the payment of the Loss to the Indemnitee, subject to such limitations. If the Indemnifying Party does not agree to the payment of the Loss within such thirty (30) day period, the Indemnifying Party shall simultaneously deliver a notice to the Indemnified Party and, if a Seller is such Indemnifying Party, to the Escrow Agent in accordance with the Escrow Agreement, and the Indemnifying Party shall be deemed not to have accepted the Loss and the parties shall negotiate in good faith to seek a resolution of such dispute within fifteen (15) days thereafter. If the dispute is not resolved through such negotiations, then any dispute (including as to whether a Loss exists) shall be resolved in accordance with Section 10.10. If the Indemnifying Party agrees to the payment of the Loss (subject to any limitations set forth in this Article VII that apply to such Loss) within the thirty (30)-day period described above, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnitee the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article VII.

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(b)          If any claim or action at law or suit in equity is instituted by a third party against an Indemnitee (each, a “Third Party Claim”) with respect to which such Indemnitee is entitled to, and wishes to, make a claim for indemnification for a Loss under Section 7.2, then such Indemnitee shall promptly, and in any event no later than ten (10) Business Days after such Indemnitee has knowledge of an assertion of liability from such third party, deliver to the Indemnifying Party a written notice describing, to the extent practicable, such matter in reasonable detail, including the estimated amount of the Losses that have been or may be sustained by the Indemnitee and any limitations in this Article VII that apply to such Loss. The failure to make timely delivery of such written notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent such Indemnifying Party is actually prejudiced by failure to give such timely notice. In any event, such delivery shall be accompanied by all information, documents, and other materials in such Indemnitee’s possession related to such Third Party Claim. The Indemnitee shall not make any admissions or acceptances with respect to such Third Party Claim without the consent of the Indemnifying Party. The Indemnifying Party may, subject to the other provisions of this Section 7.4, settle, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of the Third Party Claim. If the Indemnifying Party shall elect to settle, compromise or defend such asserted liability, then it shall, within thirty (30) days after such election (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall cooperate to the fullest extent possible, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability; provided, that no settlement or compromise of any Third Party Claim shall be made without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed except where such settlement or compromise involves only the payment of money and the full release of any and all claims against the Indemnitee and only to the extent that such money is paid by the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to such asserted claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, or other obligation of or limitation on the Indemnitee. The Indemnifying Party shall have the right, except as provided below in this Section 7.4, to conduct and control the defense of any Third Party Claim. Subject to the following sentence, all costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party. The Indemnitee shall have the right to participate in, but not control, at its own expense, the defense, compromise or settlement of any such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate, in the judgment of legal counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, or if the Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party, or if the Indemnifying Party fails to diligently defend and prosecute such Third Party Claims, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the Indemnifying Party. If the Indemnifying Party shall choose to defend any claim, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its direct or indirect control that relate to the defense of such matter, and cooperate in all reasonable ways with, and cause its Employees and advisors and other personnel available or otherwise render reasonable assistance to, the Indemnifying Party and its agents.

(c)          With respect to any Losses under Section 7.4(a) and (b), if the Indemnitee is a Buyer Indemnitee the payment of the Loss shall be paid as follows: (i) first from the Escrow Amount (to the extent of amounts in the Escrow Amount) by the Escrow Agent as provided in the Escrow Agreement and (ii) subject to Section 7.3(a)(i), if the funds in the Escrow Amount are inadequate, the Indemnifying Party shall thereupon pay the Indemnitee for all Losses in excess of the Escrow Amount for which Seller is required to indemnify Buyer Indemnitees hereunder, on demand, in cash.

Section 7.5           Exclusive Remedy. Except as may be otherwise specifically provided elsewhere in this Agreement, other than in respect of the claims resulting from fraud arising out of this Agreement or the right to seek specific performance for a breach of a covenant or agreement to be performed by a Party hereto following the Closing, the provisions of this Article VII shall be the sole and exclusive remedy of the Parties hereto with respect to any and all claims arising out of or in connection with a breach of any representation, warranty, covenant or agreement made by Seller or Buyer in this Agreement.

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Section 7.6           Effect of Investigation. Each Indemnitee’s right to indemnification, payment, reimbursement or other remedy based upon any representation, warranty, covenant or obligation of the Indemnifying Party will not be affected or deemed waived by reason of any investigation conducted by or on behalf of the Indemnitee (including by any of its agents or representatives) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, or by reason of the fact that the Indemnitee or any of its agents or representatives knew or should have known, whether before or after the execution and delivery of this Agreement or the Closing Date that any such representation, warranty, covenant or obligation is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth in Article VIII.

Section 7.7           Tax Treatment. Except as otherwise required by applicable Law, the Parties agree to treat any payment made pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes.

Section 7.8           Indemnity Payment. Any payment required pursuant to this Article VII shall be made promptly (and in any event no later than ten (10) Business Days) following (a) settlement of any claim in accordance with Section 7.4 or (b) entry by a court of competent jurisdiction of a final and non-appealable judgment or order or judgment or order not timely appealed by wire transfer of immediately available funds to such account designated by the Indemnitee in writing at least three (3) Business Days prior to the expiry of such 10-day period.

ARTICLE VIII
CONDITIONS TO THE CLOSING

Section 8.1           Conditions to Obligations of Each Party. The respective obligations of Seller and Buyer to consummate the Transactions are subject to the satisfaction (or waiver in writing by Seller and Buyer) as of the Closing of the following conditions:

(a)          At the Closing, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the acquisition of the Purchased Interests hereunder or the consummation of the Transactions, or (ii) pending or threatened in writing Proceeding by any Governmental Authority of competent jurisdiction which seeks to restrain or prohibit the acquisition of the Purchased Interests hereunder or the consummation of the Transactions.

(b)          At the Closing, all Governmental Approvals, if any, required for the execution and delivery of this Agreement by Seller and Buyer, and for the consummation of the Transactions at the Closing, shall have been obtained and be in full force and effect.

Section 8.2           Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver in writing by Buyer) as of the Closing of each of the following additional conditions:

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(a)          Each of the representations and warranties of Seller contained in Articles III and IV of this Agreement (other than the Fundamental Representations and any representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or a derivative thereof) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), and each of the Fundamental Representations and each of the representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or a derivative thereof shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such Fundamental Representation or representation and warranty is made as of a specified date other than the Closing Date, in which case such Fundamental Representation or other representation and warranty shall be true and correct in all respects as of such specified date).

(b)          Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants, contained in this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

(c)          The Buyer shall have received a certificate from Seller, dated the Closing Date, to the effect that the conditions specified in Sections 8.2(a), (b), (e) and (k) have been fulfilled.

(d)          Seller shall have obtained the Required Consents and the other Consents set forth on Schedule 4.3.

(e)          As of the Closing Date (i) the aggregate of the Market Values for the assets owned by each Company Fund shall equal at least 95% of the aggregate of the Market Values for the assets owned by such Company Fund as of the date of this Agreement as set forth on Schedule 4.15(a), which aggregate Market Values will be calculated in a manner consistent with the calculation of the Market Values for the assets owned by each Company Fund set forth on Schedule 4.15(a) and (ii) there shall have been no downgrade or withdrawal of ratings with respect to any of the Secured Notes nor shall any such downgrade or withdrawal be pending.

(f)          Seller shall have delivered to Buyer resignations of the officers, managers, directors and trustees, as applicable, of the Company and each Company Fund set forth on Schedule 8.2(f) in form and substance reasonably satisfactory to Buyer.

(g)          Seller shall have delivered to Buyer evidence of the termination of the Employee Sharing Agreement, dated as of October 2, 2015, by and between the Company and FSC CT LLC and the termination of all Employees in form and substance reasonably satisfactory to Buyer.

(h)          Since the date hereof, there shall not have occurred and be continuing a Material Adverse Effect.

(i)          No Governmental Authority has instituted or threatened to institute any Proceeding against the Company.

(j)          [reserved].

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(k)          Seller shall have delivered to Buyer evidence of the payment and termination of all of the Company’s intercompany obligations and executed releases of the issuers or holders of such intercompany obligations in form and substance reasonably satisfactory to Buyer.

(l)          Seller shall have delivered evidence reasonably satisfactory to Buyer that the Company shall have been made the Designated Manager.

(m)          Seller shall have delivered to Buyer a copy of the Tail Policy, which will be in effect as of the Closing.

(n)          Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the termination and extinguishment of the Fifth Street EIV Side Letter.

(o)          Seller shall have delivered to Buyer evidence of the full and complete discharge and release of all guarantees under the Holdings Credit Agreement given by the Company.

(p)          Authority in respect of all bank accounts of the Company shall have been transferred to Buyer in form and substance reasonably satisfactory to Buyer.

(q)          Seller shall have delivered to Buyer the Closing Loan Tapes.

(r)          To the extent that the Credit Parties have not consented to the transactions contemplated hereby, the payment in full by the Company of all amounts outstanding under the Credit Agreement (and corresponding termination of the Credit Agreement and all Encumbrances and obligations thereunder).

(s)          The Escrow Agreement shall have been executed and delivered by Seller and the Escrow Agent.

(t)          Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that Vector Capital and the Company have entered into a legally binding agreement for the settlement of all equity trades between the Company Funds and Vector Capital.

(u)          Seller shall have delivered to Buyer evidence that it has filed with the SEC a completed Form ADV-W of the Company fully withdrawing the Company as a registered investment adviser (as defined in the Advisers Act).

(v)         Seller shall have delivered to Buyer an executed release in the form attached hereto as Exhibit A effective as of the Closing from the Seller and each of the following individuals: Kerry S. Acocella, Bernard D. Berman, Alexander C. Frank, Steven M. Noreika, Leonard M. Tannenbaum and Ivelin M. Dimitrov.

(w)          Seller shall have delivered to Buyer an acknowledgement from Ivelin M. Dimitrov to the Company in a form reasonably satisfactory to Buyer that the Company is not counterparty to, and has no payment obligations to him in connection with the transactions contemplated hereby under his Employment Offer Letter dated as of March 1, 2017.

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Section 8.3           Additional Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or waiver in writing by Seller) as of the Closing of each of the following additional conditions:

(a)          Each of the representations and warranties of Buyer contained in Article V (other than the Fundamental Representations made by Buyer and any representations and warranties which are qualified as to “materiality” or a derivative thereof) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects and complete in all material respects as of such specified date), and the Fundamental Representations and representations and warranties which are qualified by “materiality” or a derivative thereof shall be true and correct in all respects as of the date hereof and as of the Closing Date (except to the extent that any such Fundamental Representation or representation and warranty is made as of a specified date other than the Closing Date, in which case such Fundamental Representation or other representation and warranty shall be true, correct, and complete as of such specified date).

(b)           Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants, contained in this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c)          Seller shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer, to the effect that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.

(d)          Buyer shall have paid the Estimated Purchase Price to Seller in accordance with Section 2.1.

(e)          Buyer shall have duly executed the Escrow Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

Section 9.1           Termination.

(a)          This Agreement may be terminated on or prior to the Closing as follows:

(i)          by written consent of each of Seller and Buyer;

(ii)         by Buyer if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within ten (10) Business Days after written notice to Seller (provided that no cure period shall be required for a breach that by its nature cannot be cured), such that the conditions set forth in Section 8.1 or Section 8.2 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below; provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available in the event Buyer is in material breach of its representations, warranties, covenants or agreements under this Agreement at the time of such intended termination;

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(iii)        by Seller if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within ten (10) Business Days after written notice to Buyer (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that the conditions set forth in Section 8.1 or Section 8.3 cannot be satisfied at or prior to the date set forth in Section 9.1(a)(v) below; provided that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available in the event Seller is in material breach of its representations, warranties, covenants or agreements under this Agreement at the time of such intended termination;

(iv)        at the election of Seller, on the one hand, or Buyer, on the other hand, if consummation of the Transactions would violate any non-appealable final judgment, order, writ or injunction of a Governmental Authority having competent jurisdiction; or

(v)         by Buyer or Seller if the Closing has not occurred on or before July 20, 2017; provided that the right to terminate this Agreement under this Section 9.1(a)(v) shall not be available to any such Party whose failure to perform any covenant or obligation hereunder or other breach has caused or resulted in the failure of the Closing to occur on or before such date.

(b)          The termination of this Agreement, pursuant to this Section 9.1, shall be effectuated by the delivery by the applicable Party or Parties terminating this Agreement to each other Party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, and there shall be no liability on the part of any Party or their respective managers, directors, officers, Affiliates or representatives following termination of this Agreement, except that (i) nothing in this Agreement shall relieve any Party from liability to the extent that failure to satisfy the conditions of Article VIII results from a breach of any covenant or agreement made by such Party and (ii) the provisions of Section 6.2, Section 6.3, and Article X shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.1         Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of Seller and Buyer. The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.

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Section 10.2         Entire Agreement. This Agreement and the Ancillary Agreements, constitute the entire understanding and agreement of the Parties relating to the subject matter hereof and supersede all prior understandings or agreements, whether oral or written among the Parties with respect to such subject matter, other than the Confidentiality Agreement.

Section 10.3         Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement. The Parties agree to use good faith efforts to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.4         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if personally delivered, when so delivered, (b) if mailed, two (2) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by email, once such notice or other communication is transmitted to the email address specified below, provided that (i) the sender receives no evidence reasonably indicating delivery was unsuccessful, (ii) such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, and provided further, that if such notice is sent after 5:00 p.m. local time at the location of the recipient, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day or (d) if sent through a nationally-recognized overnight delivery service which guarantees next-day delivery, the Business Day following its delivery to such service in time for next day-delivery:

If to Buyer:

NewStar Financial Inc.

500 Boylston Street

Boston, Massachusetts 02116

Attention: Robert K. Brown

Email: rbrown@newstarfin.com

With copies (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Greg Cioffi
Craig A. Sklar
Email: cioffi@sewkis.com
sklar@sewkis.com

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If to Seller:

Fifth Street Holdings L.P.

777 West Putnam Avenue, 3rd Floor

Greenwich CT 06830
Email: len@fifthstreetfinance.com and bernie@fifthstreetfinance.com

With copies (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Sean Solis and Tony Chan
Email: sean.solis@dechert.com and tony.chan@dechert.com

or such other address or email address as shall be designated from time to time by written notice in accordance with this Section 10.4 by the Person entitled to such notice.

Section 10.5         Binding Effect; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 10.6         Counterparts. This Agreement may be executed by facsimile or .pdf format scanned signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together, be deemed an original, and shall constitute one and the same instrument.

Section 10.7         No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnitees (solely in their capacity as indemnified parties hereunder), the Seller Indemnitees (solely in their capacity as indemnified parties hereunder), and their respective successors and permitted assigns.

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Section 10.8         Specific Performance.

(a)          The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other Party, for which damages, even if available, will not be an adequate remedy and accordingly each Party hereto will be entitled to an injunction or injunctions or specific performance at any time after, at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof. Each Party agrees not to assert, and hereby waives, in any action seeking specific performance or injunctive relief, the defense of adequacy of a remedy at law. Each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction as provided in Section 10.10 to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without proof of actual damages and without any requirement for the securing or posting of any bond.

(b)          For the avoidance of doubt, the remedy set forth in Section 10.8(a) shall be available to Buyer or Seller at any time, whether before, at or after Closing. Prior to Closing, in addition to the remedy set forth in Section 10.8(a), the Parties may pursue any other remedy available to a party at law or equity. From and after the Closing, the Parties may only pursue the remedies permitted by Section 7.5 (which remedies include, for the avoidance of doubt, the remedy described in Section 10.8(a)).

Section 10.9         Governing Law. This Agreement, the legal relations among the Parties hereunder and the adjudication and the enforcement thereof, shall in all respects be governed by, and interpreted and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 10.10       Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ Robert K. Brown
Name: Robert K. Brown
Title: Managing Director

FIFTH STREET HOLDINGS, L.P.

By:	/s/ Ivelin M. Dimitrov
Name: Ivelin M. Dimitrov
Title: Head of Fifth Street CLO Management LLC

[Signature Page to Purchase Agreement]